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                                                                     EXHIBIT 5.1

                   Opinion of Brobeck, Phleger & Harrison LLP

                                October 17, 2002

BioLase Technology, Inc.
981 Calle Amanecer
San Clemente, California 92673

         Re: BioLase Technology, Inc. Registration Statement on Form S-3 for the Resale of 944,100 Shares of Common Stock
              --------------------------------------------------------------

Ladies and Gentlemen:

         We have acted as counsel to BioLase Technology, Inc., a Delaware corporation (the "Company"), in connection with the registration for resale of up to an aggregate of 221,600 shares of the Company's common stock (the "Shares") and 722,500 shares of the Company's common stock issuable upon the exercise of certain warrants dated March 22, 2000, December 1, 2000 and May 1, 2001 (the "Warrant Shares"), pursuant to the Company's Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

         This opinion is being furnished in accordance with the requirements of
Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

         We have reviewed the Company's charter documents, the corporate proceedings taken by the Company in connection with the original issuance and sale of the Shares and a certificate of a Company officer regarding, among other things, the Company's receipt of consideration upon the original issuance and sale of the Shares. Based on such review, we are of the opinion that the Shares are duly authorized, validly issued, nonassessable and, to our knowledge, fully paid, and that if, as and when the Warrant Shares are issued and sold (and the consideration therefor received) pursuant to the provisions of the underlying warrants, such Warrant Shares will be duly authorized, validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or
Item 509 of Regulation S-K.

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         This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Warrant Shares.

                                              Very truly yours,


                                              Brobeck, Phleger & Harrison LLP